Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Results for Second Quarter FY 2005

Merix will conduct a conference call and live webcast on December 21, 2004 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on December 21, 2004. A phone replay will be available until approximately midnight on January 4, 2005 by calling (719) 457-0820, access code 110260.

FOREST GROVE, OR, December 21, 2004 - Merix Corporation (NASDAQ:MERX) today announced results for the second quarter of fiscal 2005 ended November 27, 2004. Sales for the second quarter increased 17% to $43.2 million compared to $37.0 million for the second quarter of fiscal 2004. Net income in the second quarter of fiscal 2005 was $681 thousand or $0.04 per diluted share compared to net income of $707 thousand or $0.05 per diluted share in the second quarter of fiscal 2004. Pro-forma net income in the second quarter of fiscal 2005 was $0.02 per diluted share compared to pro-forma net income of $0.03 per diluted share in the same period of the prior year. Sales for the first quarter of fiscal 2005 were $42.1 million with a net loss of $2.0 million. The pro-forma net loss in the first quarter was $0.07 per share.

Pro-forma net income and loss per share exclude adjustments to a valuation allowance against deferred tax assets because management believes that excluding these adjustments enables a reader to more readily compare the Company’s results over multiple periods and to its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP earnings to non-GAAP financial measures.

Gross margin was 13.1% in the second quarter of fiscal 2005 compared to 14.9% in the year ago quarter and 10.4% in the first quarter of fiscal 2005. The decrease in gross margin compared to the year ago quarter was primarily attributed to a less profitable sales mix, including a lower level of premium service sales, increased costs associated with the Wood Village facility, and higher laminate pricing. The improvement in gross margin in the second quarter of fiscal 2005 compared to the first quarter of fiscal 2005 was primarily the result of a more profitable sales mix, including higher levels of premium service orders, and higher manufacturing capacity utilization.

Operating expenses in the second quarter of fiscal 2005 increased to $5.0 million compared to $4.5 million in the prior year quarter primarily as a result of approximately $200 thousand incremental expense for audit and consulting fees related to the internal controls assessment required by Section 404 of the Sarbanes-Oxley Act.

Cash generated from operations in the second quarter of fiscal 2005 was $5.0 million compared to $450 thousand in the year ago quarter. Capital expenditures were $5.9 million during the quarter, consisting largely of milestone payments on manufacturing equipment for the Wood Village Phase I capacity expansion. Debt to total capital remained at 11%. Cash and short-term investments were $116.2 million at the end of the second quarter of fiscal 2005, but was subsequently reduced by $41 million in connection with the acquisition of Data Circuit Systems, Inc. on December 9, 2004.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “Although customer demand was at the low end of our estimate for the second quarter, the sales mix was more profitable than we forecasted and this benefited our bottom line results. Our quick-turn and premium service orders in the quarter increased to approximately 33% of sales compared to approximately 27% of sales in the first quarter of fiscal 2005. Lead-times are currently in the five to six week range and our book-to-bill ratio for the second quarter was .88 to 1.0. Our 90-day ending backlog decreased to $20.2 million compared to $25.2 million last quarter.”

“Our guidance for the third quarter of fiscal 2005 includes the operations of Data Circuit Systems beginning December 10, 2004. It also includes the impact of the following items which we believe will adversely affect our financial results in the third quarter—a continuing softness in demand for volume production; a competitive pricing environment, which we expect will result in lower average pricing in the quarter; a less profitable sales mix; a seasonal slowdown in quick-turn orders; and a shortening of manufacturing cycle time, which should lead to a reduction in work-in-process inventory and the amount of fixed cost absorption on the balance sheet for the third quarter. On a consolidated basis, we expect our sales for the third quarter of fiscal 2005 will range between $46.0 and $49.0 million. Pro-forma consolidated results, which include the impact of income taxes using an effective tax rate of 35%, are expected to range between a pro-forma net loss of $0.11 and $0.05 per share. Our guidance includes results for Data Circuit Systems consisting of sales of nearly $6 million and pro-forma net income of $0.01 to $0.02 per share,” continued Hollinger.

“With the acquisition of Data Circuit Systems, we have clearly accelerated the growth of our quick-turn business. Working together, our strategy for gaining market share includes providing support to our customers in their system design and development activities with our engineering and quick-turn service offering and then facilitating their production ramp as their products go to market. In addition, we continue to pursue an Asian manufacturing presence in order to better support our customers and to take advantage of incremental market opportunities in that region of the world,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers.

Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the third quarter of fiscal 2005, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: fluctuations in the demand for our products and services, including quick-turn and premium services; the ability to successfully and timely integrate Data Circuit Systems with Merix; our ability to achieve expected operating and financial results; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	November 27, 2004	November 29, 2003	November 27, 2004	November 29, 2003
Net sales	$43,244	$37,003	$85,374	$67,731
Cost of sales	37,559	31,491	75,296	60,151

Gross profit	5,685	5,512	10,078	7,580

Engineering	1,536	1,475	3,337	2,782
Selling, general and administrative	3,500	3,018	8,027	5,680

Total operating expense	5,036	4,493	11,364	8,462

Operating income (loss)	649	1,019	(1,286)	(882)
Interest and other expense, net	32	(312)	(6)	(658)

Income (loss) before taxes	681	707	(1,292)	(1,540)

Income tax expense	—	—	1	—

Net income (loss)	$681	$707	$(1,293)	$(1,540)

Net income (loss) per diluted share	$0.04	$0.05	$(0.07)	$(0.10)

Shares used in per share calculations	19,430	15,596	19,158	14,783

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	November 27, 2004 (unaudited)	May 31, 2004
Assets
Cash and short-term investments	116,202	124,530
Accounts receivable, net	28,892	30,051
Inventories	10,553	9,622
Other current assets	2,280	1,312

Total current assets	$157,927	$165,515

Property, plant and equipment, net	88,735	84,021
Other assets	520	645

Total assets	$247,182	$250,181

Liabilities and Shareholders’ Equity
Accounts payable	16,265	19,255
Accrued compensation	3,519	3,997
Accrued warranty	1,184	1,061
Other accrued liabilities	2,239	2,085

Total current liabilities	$23,207	$26,398

Long-term debt	25,000	25,000
Other long-term liability	669	368

Total liabilities	$48,876	$51,766

Shareholders’ equity	198,306	198,415

Total liabilities and shareholders’ equity	$247,182	$250,181

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q2 04		Q1 05		Q2 05
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$37,003	100.0%	$42,130	100.0%	$43,244
Cost of Sales	85.1%	31,491	89.6%	37,737	86.9%	37,559
Gross Margin	14.9%	5,512	10.4%	4,393	13.1%	5,685
Engineering Expense	3.9%	1,475	4.3%	1,801	3.6%	1,536
Selling, General & Administrative Expense	8.2%	3,018	10.7%	4,527	8.1%	3,500
Total Operating Expense	12.1%	4,493	15.0%	6,328	11.6%	5,036
Operating Income (Loss)	2.8%	1,019	-4.6%	(1,935)	1.5%	649
Interest and Other Expense, net	-0.8%	(312)	-0.1%	(38)	0.1%	32
Pretax Income (Loss)	1.9%	707	-4.7%	(1,973)	1.6%	681
Net Icome (Loss)	1.9%	707	-4.7%	(1,974)	1.6%	681
Effective Tax Rate		0.0%		0.0%		0.0%
Shares for Diluted EPS		15,596		19,113		19,430
Diluted Income (Loss) Per Share		$0.05		$(0.10)		$0.04

SALES BY END MARKETS (% of Sales)
Communications	82%	$30,240	82%	$34,522	82%	$35,336
High-End Computing & Storage	9%	3,317	6%	2,569	8%	3,474
Test & Measurement	5%	1,928	7%	2,750	3%	1,542
Other	4%	1,518	5%	2,289	7%	2,892

OTHER FINANCIAL DATA
Cash (used in) provided by Operations		$450		$(1,110)		$4,950
Debt to Total Capital		0.19		0.11		0.11
EBITDA		$3,470		$1,293		$3,873
Capital Expenditures		$3,430		$6,619		$5,890
Depreciation and Amortization (% of sales)	6.6%	$2,458	7.8%	$3,293	7.7%	$3,317

NON-GAAP EARNINGS RECONCILIATIONS

	Q2 04		Q1 05		Q2 05		Q3 05
	EPS	Net Income	EPS	Net (Loss)	EPS	Net Income	EPS Guidance
GAAP Net Income (Loss)	$0.05	$707	$(0.10)	$(1,974)	$0.04	$681	$ (0.08) -$ (0.17)
Pro-forma Adjustments:
-Valuation allowance on deferred tax asset	$(0.02)	(283)	$0.04	691	$(0.01)	(238)	$0.03 -$ 0.06

Pro-forma Net Income (Loss)	$0.03	$424	$(0.07)	$(1,283)	$0.02	$443	$ (0.05) -$ (0.11)

GAAP Net Income (Loss)		$707		$(1,974)		$681
Add back items:
Interest Expense		408		409		413
Interest Income		(103)		(436)		(538)
Income Taxes		—		1		—
Amortization Expense		69		74		75
Depreciation Expense		2,389		3,219		3,242

EBITDA		$3,470		$1,293		$3,873